Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of China Internet Nationwide Financial Services Inc. on Form S-8 of our report dated May 15, 2018, with respect to our audits of the consolidated financial statements of China Internet Nationwide Financial Services Inc. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 appearing in the Annual Report on Form 20-F of China Internet Nationwide Financial Services Inc. for the year ended December 31, 2017.

/s/ Marcum Bernstein Pinchuk LLP

Marcum Bernstein & Pinchuk llp

New York, NY

June 15, 2018

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumbp.com